Where Food Comes From, Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2017 First Quarter Conference Call Script

Call date: Monday, May 14, 2018

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2018 first quarter earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining today.

Our first quarter of 2018 saw a continuation of the steady growth momentum we built through 2017.

●	Total revenue in the first quarter increased 18% year over year to $3.6 million from $3.1 million. That included a nice balance of growth between our core verification and certification business and our relatively new software-based business. As a reminder, Where Food Comes From is becoming an increasingly diversified company, so we now report four separate revenue segments to give our investors a better understanding of the progress we’re making with the various components of our mix. In the first quarter, all four segments generated solid year over year revenue growth.

●	Verification and certification revenue, which is our legacy business and the largest of our segments, grew by approximately $242,000, or 9%, to $2.8 million. This growth is based primarily on a combination of new customer wins, continued strong demand for Non-GMO Project and Organic audits, and the impact of China reopening its markets to U.S. beef.

●	Product sales, which increase in proportion to beef verifications, grew approximately $111,000, or 45%, to $354,000. Product sales represent RFID ear tags used by ranchers to track the source and age of cattle from birth through processing. This is a good margin revenue stream for us that is expected to grow steadily as more producers take advantage of the premiums available with exported beef. You may recall, the United States is the only developed country and the only major beef producer that does not mandate source and age verifications for cattle ranchers. It is strictly voluntary and our customers for this service are those ranchers who want to qualify their beef for higher value export markets such as the European Union and China. If source and age ever DOES become mandatory, our IMI Global unit, which dominates cattle industry verifications in the U.S., will be in prime position to benefit because currently only a small fraction of domestic cattle are source and age verified.

●	Our third and fourth revenue segments are comprised of software-related revenue generated by our relatively new SureHarvest subsidiary, whose core business is based on a software as a service, or SaaS, model that helps high value crop growers and wine grape growers implement and track sustainable growing programs.

●	Software license, maintenance and support service revenue increased approximately $180,000, or 168%, in the first quarter to $287,000. This category represents a combination of annual software license revenue combined with ongoing software enhancements and upgrades – as well as a range of professional services that generate incremental revenue. The solid year over year increase in revenue in this segment was due to a general increase in customer activity.

●	And finally, software-related consulting service revenue, comprised of customer education and training services, increased 9% to $183,000 in the first quarter.

●	All four revenue segments generated a gross profit in the quarter.

●	Net income attributed to Where Food Comes From for the quarter totaled approximately $35,000, down from $115,000 in the same quarter last year. About $57,000 of that decline is attributable to the write-off of a beneficial lease arrangement related to our 2012 acquisition of ICS (and that is imbedded in depreciation and amortization this quarter). Another $66,000 of the decline is due to costs of complying with ASC 606. Adjusted EBITDA in the first quarter was $355,000, down from $437,000 a year ago with most of the decline being attributable to last year’s first quarter having $63,000 in acquisition costs and higher stock-based compensation costs.

●	We generated $1.3 million in net cash from operations in the quarter, which was up 65% year over year from $795,400. Our cash, cash equivalents and short-term investments increased 32% to $4.6 million from $3.4 million at year-end. Working capital was $3.8 million, up slightly from year-end.

Where Food Comes From has the most diversified and complete solutions offering in the industry. We now audit to approximately 40 different standards. We view our diversity as a key strength and a differential competitive advantage in that we almost certainly pop up on the radar of any producer in any food group looking for an independent third-party verifier. And as I’ve said many times, our ability to bundle multiple services gives us an edge in pricing and convenience and represents great value for our customers.

Our broad solutions offering and the ability of our field teams to form long-term, sticky customer relationships and execute at a very high level year after year is unquestionably the strength of our business. This is still very much a boots-on-the-ground relationship business. But there’s another aspect to our business that is absolutely essential to taking WFCF to the next level – and that’s technology. In order to support the kind of growth we anticipate in coming years, we recognize we must commit to building out a technology platform that is capable of handling much heavier transaction traffic in a way that preserves our lean operating philosophy and offers our customers more convenience and lower costs of compliance.

The first major step in this process was our acquisition of SureHarvest, which added a SaaS component to our existing proprietary verification software capabilities. Over the past year we layered on our Sales Force initiative, which has strengthened our sales and marketing capabilities and dramatically improved internal communications and transparency between our various operating subsidiaries and our corporate office. Our goal is to enhance our systems and processes to optimize operations and logistics in a focused effort to create a platform that can support a much larger organization. We expect to continue enhancing our systems and intellectual property portfolio through internal development as well as selective M&A activity.

Before I open the call to questions, I want to address a topic that I’m sure is on your mind and that’s the potential for tariffs on U.S. beef imports to China. We are cautiously optimistic that the back and forth between Beijing and the Trump administration is political posturing that will be resolved without any negative ramifications for U.S. beef producers. To be clear, as of today no final decisions have been made on tariffs and we continue to add new source and age customers. At the same time, we don’t have a crystal ball and have no idea where all this will end up. I will remind you, however, that we were growing at a good clip prior to China reopening their markets and we expect to continue growing whether or not tariffs are imposed.

So with that, I’m now happy to take questions. Operator…

Question-and-Answer Session

Operator - Our first question comes from the line of Terry Thompson, Private Investor. Please go ahead.

Terry Thompson - What is probably an enduring question for most of the other investors but since I'm fairly new, I'm just curious if you have any idea what's caused the stock to fall to around $2 from $3.50 just a few months ago. I'm curious if you have any ideas on what generated that?

Jay Pfeiffer - Yes, Terry, back to John's crystal ball room ultimately nobody has any idea for sure why stocks go up and down but I will tell you that we have had a lot of or several regional investors who were involved in the private placement 10 or 12 years ago who we are where they have sold stock recently and we had some maybe getting too little deep in the weeds here but we've had some investors who have passed away and the stock went on to their errors and their errors were not up to speed on what it was etcetera so. I just think just some general selling that was not met by volume.

Terry Thompson - Yes, obviously I did at least know when the market -- that price dropped means there are more people selling than buying, I just was curious for an expert view on what might have caused that. I appreciate your time and I will see you this week John and Leann and I'm on my way to Denver now. Thank you very much.

John Saunders - Thank you, Terry.

Operator - Our next question comes from the line of [indiscernible]. Please go ahead.

Unidentified Analyst - Sort of new to this story as well but I was wondering if you could comment on I guess your incremental EBITDA margins, it looks like you had an increase in SG&A that was pretty big and so I'm curious whether at some point that flows down or stops and you know more of the revenue growth posted offline, maybe not this year but what do you think your long term incremental EBITDA margins are?

John Saunders - We will continue to improve margins over time you know what we've been pretty upfront with over the last several years is we have been engaged in this pretty aggressive M&A strategy and I think I think I will remind everybody at this point in the last five years we've executed on eight separate transactions to continue to consolidate our position and to continue to consolidate growth as we've done those acquisitions and probably the most unique process has been our acquisition of SureHarvest that its very difficult for us to predict where those margins will go year over year because it's so lumpy as this point but it will continue to iron out as we move ahead but I will tell you and you can see through some of the numbers that we reported around SureHarvest, their business has the potential to grow very, very quickly and at a certain point the margins will become very much more positive. So we're again -- I'm reluctant to give specific numbers but yes as we continue to build more and more moments, more and more scalability with as I mentioned the implementation of sales force the margins will continue to get better and better.

Unidentified Analyst - And then I guess to that end maybe just talk about your I guess your market, your competitive position and you know what you think you're doing better versus your competitors and what you think your competitors are doing better just kind of curious, is this still somewhat newer industry and I'm curious how that's evolving?

John Saunders - Yes, great question. So we have got some traditional competitors which are based in Europe that are more established, they audit to a much more broad set of standards meaning beyond food. So when we compete with those and see they are much larger, they have much larger resources but they don't have the domain expertise of the lingo and what it means to compete here in the United States. So what we're competing with is a very fragmented industry that as I mentioned we began an acquisition strategy about 10 years ago that was targeted to take this fragmented segmented at certification industry and to create a platform which at the time we dubbed Where Food Comes From and that has been the foundation of this model since that point. So today we have very, very specific competitors and some very specific more markets but our real secret recipe is our ability to bundle audits across different certifications. So within the organic market we have some large non-profits that exist and some large companies that provide certification regionally mostly in California and Oregon and then we have in other areas some very targeted specific competitors but no competitors that cross the range of certifications that we do and that’s the typical reason for our customer wins when we are able to bundle organic in a non-GMO with a GAAP audit potentially that that makes us very, very appealing to customers.

Unidentified Analyst - Okay. Where do you think your size relative to your next nearest competitor at this point in the U.S. I guess?

John Saunders - The non-profits that that we compete with were much larger then. The European companies that I mentioned SCS those are 80,000 employee company so that are a $1 billion so they are much larger than us so we're kind of -- I would cause relatively big fish in a small pond that is verification in the United States today but the pond is growing quickly.

Operator - Our next question comes from the line of Jason Hershman, Private Investor. Please go ahead.

Jason Hershman - I've few questions for you today actually. I know you've spoken a lot about the importance of bundling and the competitor advantage of you know bundling services that Where Food Comes From offers. I was wondering if you could speak to the implication of bundling on basically the future of the software sustainability business and specifically the SureHarvest. I would expect that this movement towards funding would have strong implication in terms of how the software industry must be developing.

John Saunders - That's actually a very insightful question, Jason. We spend a lot of time talking about the future of auditing and certification and today was what's occurring is because we're at the bleeding edge of auditing in the United States. There's this mantra of trust but verify. So there's a requirement in most of this standards that we audit today that requires an annual visit from a person to go and actually look and feel and touch the operation, make sure that the claims are being made are accurate. Well over time what happens you know and really just paying taxes in the United States is a good example that the majority of people on this call although they probably haven't been audited by the IRS and that I might have to make a copy of that maybe this group has been audited but I would venture to say that everybody has paid their taxes. So what that would lead one to believe is that over time you will have when there's a critical mass of verification and it becomes an accepted practice to engage in the third party verified program there will be those that will argue for innovation around the verification process that may not necessarily require an individual go on site each and every year to verify that same production practices.

Now bear in mind what I'm describing maybe 10 or 20 or 30 years down I think there's a lot of things that need to transpire in that timeframe, but our acquisition of SureHarvest was a direct buttress against that realization that there will be -- there will be a time when there probably will be a slowing down on site audits and technology will replace the way the verification occurs and there's a half a dozen technologies which I've talked about in the past that I could mention today including drones, including video conferencing, including augmented reality, including D&A including microbiome tracking that all of which including boxing all of which represents different technologies that could enhance and provide us innovation around the entire verification and certification process. So over time and it's a very long winded answer to your question but over time I think we're at Where Food Comes From anticipating expanding our technology capabilities and our innovation around technology and how it helps us innovate rather than the alternatives.

Jason Hershman - That was an excellent answer. Just want to take it a little bit from some 30,000 to a little bit closer to say for the next few years then, do you see SureHarvest adding new -- I know you're very much involved, intertwined. Is the opportunity really sort of multiple new products and I know you are focused more on the West Coast -- if you could just speak to maybe where the near term opportunities are also that for the SureHarvest.

John Saunders - Another great question. Yes the near term opportunities are in those industries which Where Food Comes From is already engaged and providing the self-assessment sustainability model to those industries that SureHarvest has perfected in the almond industry. So our number one targets are beef, pork, dairy and poultry. So those conversations and that dialogue has already begun and has been in process for the last couple of years.

Jason Hershman - Okay. Just my final sort of follow up is have you then begun or have the software developed at this point for say beef and poultry and pork or is that something that we should anticipate let's say in subsequent quarters or in the 2019 and beyond.

John Saunders - They are in process. We have begun them already. So yes anticipate that coming in the next several quarters.

Operator - Thank you. This concludes our question and answer session. I'd like to turn the floor back to John Saunders for closing comments.

John Saunders - Well it's a great time here at spring in Colorado so look forward to seeing everybody this week, it's coming to the shareholder meeting. Very exciting things on the horizon for us and I look forward to talking to everybody this week or if not sooner next quarter call. So thank you all very much.